GENERAL MANAGEMENT AGREEMENT

between

GOLAR MANAGEMENT LTD.

and

GOLAR POWER LIMITED

THIS GENERAL MANAGEMENT AGREEMENT (the "Agreement") is made on this 4th day of April, 2017 between:

(1)
GOLAR MANAGEMENT LIMITED a private limited liability company incorporated and existing under the laws of England & Wales with company number 04396172 and having its registered office at 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB (the "Manager"); and

(2)
GOLAR POWER LIMITED, a company organised and existing under the laws of the Commonwealth of Bermuda with company number 51481 and having its registered office at 2nd floor S.E. Pearman Building, 9 Par-la-Ville Road Hamilton HM11, Bermuda (the "Company");

(hereinafter collectively referred to as the "Parties" and, individually, as a "Party").
WHEREAS:

(A)	The Company is owned by Golar LNG Limited ("Golar LNG") and Stonepeak Infrastructure Fund III Cayman (G) Ltd., a fund managed by Stonepeak Infrastructure Partners ("Stonepeak") with equal shares.

(B)	The Company was incorporated on 18 May 2016.

(C)
The Company is, through a number of wholly and partly owned subsidiaries (together the "Golar Power Group"), engaged in the transportation of liquid natural gas ("LNG"), the conversion of LNG to natural gas and the generation of electric power based on using natural gas as feedstock.

(D)
One of the Company's wholly owned subsidiaries is Golar FSRU8 Corporation, a Marshall Island registered corporation ("Golar FSRU8") which has a floating regasification unit identified as "Golar Nanook" on order from Keppel FELS Limited in Singapore (the "Newbuilding").

(E)	One of the Company's wholly owned subsidiaries is Golar Hull M2023 Corporation, a Marshall Islands registered corporation ("Golar M2023") which is the owner of the LNG tanker "Golar Penguin".

(F)	One of the Company's wholly owned subsidiaries is Golar Hull M2026 Corporation, a Marshall Islands registered corporation ("Golar M2026") which is the owner of the LNG tanker "Golar Celsius".

(G)
One of the Company's wholly owned subsidiaries is LNG Power Limited, a limited company incorporation and registered in England and Wales ("LNG Power") which acts as holding vehicle for the Golar Power Group's activities in Brazil.

(H)
The Manager is a wholly owned subsidiary of Golar LNG and has, since the incorporation of the Company and the establishment of the Golar Power Group, provided management services to the Company and the other entities in the Golar Power Group on terms orally agreed between the Parties.

(I)
The Manager and Golar FSRU8 are parties to a management agreement of even date herewith pursuant to which the Manager is responsible for the day-to-day management of Golar FSRU8 and the supervision of the construction of the Newbuilding (the "FSRU8 Management Agreement").

(J)
Golar M2023 and the Manager are parties to a management agreement dated 24 September 2013 pursuant to which the Manager is responsible for the day-to-day management of Golar M2023 and the technical and commercial operation of "Golar Penguin" (the "M2023 Management Agreement").

(K)
Golar M2026 and the Manager are parties to a management agreement dated 24 September 2013 pursuant to which the Manager is responsible for the day-to-day management of Golar M2026 and the technical and commercial operation of "Golar Celsius" (the "M2026 Management Agreement").

(L)
LNG Power and the Manager are parties to a management agreement dated 24 August 2015 pursuant to which the Manager is responsible for the day-to-day management of LNG Power (the "LNG Power Management Agreement" and, together with the FSRU8 Management Agreement, the M2023 Management Agreement and the M2026 Management Agreement, hereinafter referred to as the "Subsidiary Management Agreements").

(M)
The Company is party to a corporate services agreement of even date herewith with Golar Management (Bermuda) Limited, a wholly owned subsidiary of Golar LNG ("Golar Bermuda") pursuant to which Golar Bermuda provides general corporate secretarial services to the Company (the "Corporate Services Agreement").

(N)
The Company is party to a secondment and consultancy agreement of even date herewith with Magni Partners (Bermuda) Limited ("Magni Partners") pursuant to which Magni Partner has seconded Mr. Eduardo N. Antonello to the Company to act as the Company's chief executive officer and, further, will provide the Company with general consultancy services (the "Secondment and Consultancy Agreement").

(O)
The entities in the Golar Group (including the Company's Brazilian subsidiaries) receive administrative services on a contractual basis from other third parties within defined areas (such service providers hereinafter referred to as "Third Party Service Providers").

(P)	The Company and the Golar Group have settled all amounts due to the Manager for services provided in 2016.

(Q)	The Parties have now agreed to document the scope of the administrative services the Manager provides to the Company and the terms which shall apply thereto in writing.
NOW THEREFORE, the Parties have agreed as follows:

1.	CONFIRMATION OF ENGAGEMENT

1.1	The Company hereby confirms its continued engagement of the Manager as provider of the Services (as defined below) on the terms and conditions set forth herein.
The scope of the engagement shall include the coordination of all of the services provided by itself (whether hereunder or under the Subsidiary Management Agreements), Golar Bermuda under the Corporate Services Agreement, Magni Partners under the Secondment and Consultancy Agreement and any and all Third Party Service Providers to the Golar Power Group, cfr. Clause 3.2 below.

2.	THE COMPANY'S MANAGEMENT FUNCTIONS

2.1
Ultimate responsibility for the administration of the Company lies with its board of directors (the "Board"). This responsibility includes the setting of goals for the Company and the Golar Power Group, and the development and approval of plans to achieve such goals.

2.2
The Board has appointed Mr. Eduardo N. Antonello as the Company's chief executive officer (the "CEO"). He is, in this capacity, responsible to the Board for the overall management of the Company and the Golar Power Group.

2.3
The Company has, by engaging the Manager, retained the authority on all matters which are not expressly covered by the Services (as defined below) and which are not in the ordinary course of business of the Company.

2.4
It is understood and agreed between the Parties that the Services (as defined below) are of an administrative and execution nature, focused on the implementation and follow-up of the decisions taken by the Board and/or the CEO.

2.5
Further, the Parties acknowledge and agree that the Manager's authority pursuant to this Agreement is limited by the terms set out herein and that the Manager shall have no discretionary authority exceeding or supplementing this unless specifically granted by the Company.

2.6	The Manager shall perform the Services in accordance with the requirements of the Company and report to the CEO or to such other person(s) as may be designated by him from time to time.

2.7
The Company can authorise individual employees of the Manager to act on behalf of the Company in defined capacities on a general basis or, alternatively, in specific matters. The Company can also perform any part of the Services by utilising its own employees or individuals seconded to it and thereby suspend the Manager's obligation to provide parts of the Services, provided that due notice thereof is given to the Manager.

3.	THE SERVICES

3.1	The Manager shall, throughout the term of this Agreement, provide such services to the Company as the CEO may, from time to time, request.
Such services (the "Services") shall cover (but shall not be limited to) the services set forth in Schedule 1 hereto.

3.2	The Manager shall, as an integrated part of the Services, be responsible for the coordination of all services provided to the Company and the Golar Power Group by:

•	itself hereunder and under the Subsidiary Management Agreement;

•	Golar Bermuda under the Corporate Services Agreement;

•	Magni Partners under the Secondment and Consultancy Agreement; and

•	all Third Party Service Providers under the terms agreed for their services.
The Manager's primary obligation in relation to the coordination of the management services to the Golar Group is to ensure that they are seamlessly provided with no duplicate work and that the services provided to each of FSRU8, Golar M2023, Golar M2026, LNG Power, the Company and the Golar Power Group's other subsidiaries are coordinated so as to meet the requirements of both the individual recipient of such Services and the Golar Power Group as a whole.

4.	GENERAL CONDITIONS

4.1	The Manager shall, in performing its duties hereunder, serve the Company effectively and in good faith.

4.2	In exercising the powers and authorities hereby conferred on it, the Manager shall:

(a)	always use its best endeavours to protect and promote the interests of the Company and the Golar Power Group;

(b)	comply with all applicable laws and environmental regulations relevant to the activities of the Company and the Golar Power Group; and

(c)	always act in accordance with good and professional management practice;

4.3	The Manager shall have the right to subcontract parts of the Services; provided that:

a.	all subcontracts shall be fair and reasonable and shall be negotiated on an arm’s length basis,

b.	all subcontracts shall reflect the terms of this Agreement as if such subcontractor was the Manager, and

c.	no such subcontract shall create any relationship between, on the one hand, the Company and, on the other hand, a subcontractor.
No subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement. Notwithstanding anything contained herein to the contrary, the Manager shall not be entitled to any indemnification from the Company hereunder with respect to any Losses of the Manager caused by or arising from any Services performed by the subcontractors hereunder.
The Company acknowledges and accepts that the Manager will use its affiliates, Golar Management Norway AS, Golar Management D.o.o. (Croatia) and Golar Management Malaysia Pte. Ltd. as subcontractors.

4.4
The Company may, at any time, subject to notice to the Manager, engage other managers to perform specific management services to the Company. The division of responsibility between the Manager and such additional service provider in those instances is the responsibility of the CEO.

4.5
All discounts, commissions and other benefits received by the Manager and/or its subcontractors and/or its or their employees from third parties as a consequence of the provision of the Services shall be disclosed to the Company as soon as reasonably practicable and, unless otherwise agreed by the Company, placed at the Company's disposal without delay.

4.6
The Company shall, at all times, be allowed full access to those of the accounts and records of the Manager and its subcontractors which are relevant to the performance of the Services or otherwise in connection with the provision of the Services hereunder.

Representatives of the Company's auditors shall, in relation to the audit of the Company' accounts, always be considered authorised to access all such accounts and records and personnel.

4.7
The Manager shall, upon request, provide the Company with copies of all documents relevant to the Company and the Golar Power Group in its possession and otherwise compile such facts and records on the basis of such documents as shall, from time to time be requested by the Company.

4.8
The Parties acknowledge that the business relationship set forth herein is an affiliated relationship and that the overall intention is to organise the administrative and execution functions of the business in an effective manner.

5.	MANAGEMENT FEE – REIMBURSEMENT OF COSTS

5.1	The Company shall pay the Manager a fee (the "Management Fee") as consideration for the Manager's provision of the Services.
The Management Fee shall equal the aggregate of the Operating Costs, the Margin and the Reimbursable Pass-Through Costs (all terms as defined below).

5.2	For the purpose of this Agreement, the term "Operating Costs" means all operating costs incurred by the Manager in rendering the Services, including:

a.	salary, pension and other costs attributable to the Manager's employees (all of whom are engaged in performing the Services);

b.	the Manager's actually incurred expenses for materials and supplies consumed in rendering the Services;

c.	the Manager's actually incurred office expenses;

d.	depreciations of the Manager's fixed assets; and

e.
all other direct and indirect operating costs actually incurred by the Manager attributable to the rendering of the Services, including other administrative costs related to the operation of the Manager's organisation.

The Operating Costs shall exclude non-operational costs, such as:

a.	financial expenses, including interest costs; and

b.	taxes on net profits.
The Operating Costs shall also exclude the fees and other costs paid by the Manager to the subcontractors as consideration for those of the Services they shall provide (the "Reimbursable Pass-Through-Costs").

5.3
The Manager shall, no less than 45 calendar days prior to the end of each calendar year, prepare a complete budget for the Operating Costs and the Reimbursable Pass-Through Costs for the following year in a form to be agreed between the Parties (the “Proposed Budget”). The Proposed Budget shall be based on an activity level corresponding to the activity level in the third quarter of the year in which the Proposed Budget is made and reasonable assumptions as to the development of the Operating Costs and the Reimbursable Pass-Through Costs in the coming year.

The Company undertakes to provide the Manager with such information on its expected needs for the Services as shall be required by the Manager for the purpose of preparing the Proposed Budget.
Following receipt of the Proposed Budget, the Company and the Manager shall use commercially reasonable efforts to agree, at least 15 business days prior to the end of the applicable calendar year, on each applicable line item set forth in the Proposed Budget based on relevant factors and, consequentially, on a final budget for the Operating Costs and the Reimbursable Costs (such final budget, the “Annual Budget”).
A preliminary fee due from the Company to the Manager for the following year (the “Preliminary Fee”) shall then be calculated based on the Annual Budget for such year. The Preliminary Fee shall consist of the sum of:

(a)	the budgeted Operating Costs reflecting the Annual Budget plus a mark-up of 5% (the "Margin"); and

(b)	the budgeted Reimbursable Pass-Through Costs in the Annual Budget.

5.4
The Preliminary Fee shall be paid by the Company to the Manager in advance on a quarterly basis, on 1 January (or as soon as reasonably practicable thereafter), 1 April, 1 July and 1 October. Each of the quarterly amounts shall equal 25 % of the Preliminary Fee.

5.5
In the event the sum of the actual Operating Costs and/or Reimbursable Pass-Through Costs for any quarter deviates significantly from the budgeted Operating Costs and/or Reimbursable Pass-Through Costs for that quarter, the Parties may agree on a corresponding adjustment of the subsequent quarterly payments of the Preliminary Fee.

5.6	When the Manager’s annual accounts have been finalised and audited, the Management Fee shall be finally calculated, based on those accounts, being equal the sum of:

a.	the actual Operating Costs plus the Margin; and

b.	the actual Reimbursable Pass-Through Costs
in the relevant year.
If the final Management Fee exceeds the Preliminary Fee, the difference shall be paid as a “Positive Settlement Payment” by the Company to the Manager. If the final Management Fee is less than the Preliminary Fee, the difference shall be paid as a “Negative Settlement Payment” by the Manager to the Company.
The Positive Settlement Payment or Negative Settlement Payment, as applicable, shall take place no later than 15 days after the date when the Manager’s annual accounts have been finalized and audited and any difference between the Preliminary Fee and the Management Fee has been presented to the Company.

5.7
Each of the Parties has the right to demand an adjustment of the Management Fee, to the extent required in order for the Management Fee to satisfy the transfer pricing provisions applicable under the tax laws of either Party’s tax jurisdiction. The Party requiring such adjustment shall notify the other Party thereof in writing in advance of the date when the Manager's annual accounts for the relevant year have been finalized and audited. Any such adjustment shall be settled by the payment of the adjustment amount between the Parties no later than 15 days after agreement on the adjustment amount has been reached.

6.	AUTHORITY

6.1	The Manager is, subject to the limitations set forth below, authorised to act on the Company's behalf and shall, in so doing, bind the Company by its signature.
The general authority set forth above shall be limited as follows:

a.	The Manager shall not be authorised to act for the Company outside the scope of the Services unless specifically authorised in writing by the Company to do so; and

b.
The Manager's general authority shall always be limited by applicable Bermuda law, the Company's bye-laws and the specific limitations set forth herein and/or as set out in the shareholders' agreement between Golar LNG and Stonepeak setting out the governance rules for the Company.

6.2
The Manager's authority hereunder shall be documented by the provisions of this Agreement. The Company shall, if so requested by the Manager, provide the Manager with such further written power(s) of attorney documenting the delegation of authority set forth above, as from time to time is reasonably requested by the Manager to perform the Services.

6.3
The Company hereby ratifies, confirms and undertakes, when relevant, to allow, ratify and confirm, all actions the Manager, its subcontractors and/or its or their employees shall lawfully take or cause to be taken on the Company's behalf in the bona fide provision of the Services.

7.	INDEMNITY AND LIABILITY

7.1
The Manager shall not be under any responsibility or liability for any loss or damage, whether as a loss of profits or otherwise, to the Company arising out of any act or omission involving any error of judgment or any negligence on the part of the Manager, its subcontractors and any of its or their employees (the "Indemnified Persons") in connection with the performance of the Services.

7.2
The Company agrees to indemnify and keep the Indemnified Persons indemnified against any and all liabilities, costs, claims, demands, proceedings, charges, actions, suits or expenses of whatsoever kind or character that may be incurred or suffered by any of them howsoever arising (other than by reason of fraud or dishonesty on their part) in connection with the provisions of the Services (“Losses”).

7.3
If the Company requires the Manager to take any action which, in the opinion of the Manager, might result in the Manager becoming liable for the payment of any money or liable in any other way, the Manager shall be kept indemnified by the Company in an amount and a form satisfactory to it as a prerequisite to taking such action.

7.4
The indemnities provided by the Company hereunder shall cover all reasonable costs and expenses payable by the Indemnified Persons in connection with any claims to which the indemnity obligation of the Company applies.

7.5
The indemnification provided by the Company pursuant to this Clause 7 shall not be deemed exclusive of any other rights to which the Indemnified Persons may be entitled under applicable law, any agreement, the bye-laws of the Company or otherwise, and shall continue after the termination of this Agreement.

7.6
Notwithstanding anything contained herein to the contrary, the Indemnified Persons shall not be entitled to any indemnification in connection with any Losses or other indemnities provided herein to the extent any Losses (or other indemnification obligation) arises from or is caused by any gross negligence, wilful misconduct, fraud or breach of this Agreement by the Indemnified Persons.

7.7
The Manager shall not be under any liability whatsoever to the Company for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention or delay of a vessel or unit) and howsoever arising in the course of performance of the Services UNLESS the same is proved to have resulted solely from the negligence, gross negligence or wilful misconduct of the Manager's, its subcontractors' or its or their employees or agents in connection with the provision of the Services, in which case (save where loss, damage, delay or expense has resulted from the Manager's, its subcontractors' or its or their employees' personal acts or omissions committed with the intent to cause same or recklessly, with the knowledge that such loss, damage, delay or expense would probably result) the Manager's aggregate liability to the Company for each incident or series of incidents giving rise to a claim or claim shall never exceed the amount equal to the Preliminary Fee payable in any calendar year.

8.	CONFIDENTIALITY

8.1
All Confidential Information furnished to the Manager, its subcontractors or any of its or their respective employees or directors pursuant to this Agreement, shall be and remain the property of the Company, and shall be kept confidential by the Manager and its subcontractors.

a.
For the purpose of this Clause "Confidential Information" shall mean information relating to the business of the Company or the Golar Power Group which the Manager or any of its subcontractors becomes aware of, or generates in the course of or in connection with the performance of the Services.

b.	The provisions of this Clause 8.1 shall not apply to Confidential Information which is:

(i)	public;

(ii)
required to be disclosed by the rules of a stock exchange on which the shares or other securities of the Company is listed, law or a court order (in which case the Manager may disclose such information only to the extent required by applicable law, and, if requested by the Company, shall cooperate with the Company in obtaining any protective order (or similar protection) with respect to such Confidential Information); or

(iii)	becomes public knowledge otherwise than as a result of the conduct of the Manager.

9.	TERMINATION

9.1	Each of the Parties may terminate this Agreement with no less than 6 months' prior written notice to the other.

9.2	Termination shall be without prejudice to any rights or liabilities of the Parties hereto arising prior to termination or in respect of any act or omission occurring prior to termination.

9.3	In the event of termination, the Management Fee shall be paid up to the date of termination.

9.4
In the event of termination of this Agreement, the Manager shall procure that all such acts are done as may be necessary to give effect to such termination. The Company shall secure and the Manager shall co-operate in the appointment of a substitute manager as circumstances may require.

9.5
Upon the termination of this Agreement, the Manager shall hand over to the Company all books of account, correspondence and records relating to the affairs of the Company and the Golar Power Group which are the property of the Company and which are in its or the Subcontractors' possession.

10.	DEFAULT

10.1
If the Manager shall, by any act or omission, be in material breach of any material obligation under this Agreement and such breach shall continue for a period of fourteen (14) days after written notice thereof has been given by the Company to the Manager, the Company shall have the right to terminate this Agreement with immediate effect by notice to the Manager.

The right to terminate this Agreement shall be in addition to and without prejudice to any other rights which the Company may have against the Manager hereunder.

10.2
The Manager may forthwith, by notice in writing to the Company, terminate this Agreement if an order is made or a resolution passed for the winding up of the Company or if a receiver be appointed of the business or property of the Company, or if the Company shall cease to carry on its business or makes any special arrangements or composition with its creditors or if any event analogous with any of the foregoing occurs under any applicable law with relevance to the Company.

10.3
The Company may forthwith, by notice in writing to the Manager, terminate this Agreement if (i) an order is made or a resolution passed for the winding up of the Manager, (ii) a receiver be appointed of the business or property of the Manager, (iii) the Manager ceases to carry on its business or makes any special arrangements or composition with its creditors or (iv) any event analogous with any of the foregoing occurs under any applicable law with relevance to the Manager.

10.4	Clauses 9.3 to 9.5 shall apply if this Agreement is terminated pursuant to Clauses 10.1, 10.2 or 10.3.

11.	FORCE MAJEURE

11.1
No Party shall incur liability of any kind or nature whatsoever in relation to the other Party in the event of a failure to perform any of its obligations hereunder if such failure is directly or indirectly caused by circumstances beyond its control such as war or war-like activities, government orders, riots, civil commotion, strike, lock-out or similar actions, an act of God, peril of the sea or any other similar cause ("Force Majeure").

11.2
In the event that a situation gives rise to Force Majeure which prevents the Manager from performing the Services, whether in whole or in part, the Parties agree that the Manager may, in good faith, obtain substitute performance; provided, however, if such situation continues for a period longer than three (3) months, the Company shall be entitled to terminate this Agreement by giving one (1) month prior written notice in writing to the Manager.

The provisions of Clauses 9.3 to 9.5 shall, in such event, apply.

12.	ANTI-CORRUPTION
Without limitation of any other standard that may apply to a particular action as set forth herein, with respect to the conduct and performance of all duties and obligations (including the provision of Services) of the Manager hereunder, the Manager shall, and shall cause its subcontractors and theirs and its directors, employees and other representatives who provide any Service hereunder, to conduct itself, himself or herself with the degree of care, diligence and skill of a reasonable prudent operator consistent with industry-standard practices in the LNG industry and to the Company’s satisfaction.
The Manager shall, and shall cause its subcontractors and their and its directors, officers, employees and other representatives who provide any Service, to comply with all applicable laws in connection with the provision of the Services, including applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the "US Patriot Act"), the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act of 2010 (“Bribery Act”), the regulations or orders issued by the Office of Foreign Assets Control of the United States Department of the Treasury and the rules and regulations promulgated under each of the foregoing acts.
Without limiting the generality of the foregoing, the Manager, its subcontractors and its and their respective directors, employees and other representatives who provide any Services has not made or authorized or shall not make or authorize, directly or indirectly, any offer, gift, payment or transfer, or promise of, any money or anything else of value, or provide any benefit, to any government official, government entity, commercial entity or person that would result in a breach of the US Patriot Act, the FCPA, the Bribery Act, or any other applicable laws relating to anti-bribery or anti-corruption of any jurisdiction in which the Company conducts business.
The Manager shall maintain complete and accurate books and records in accordance with and as required by the US Patriot Act, the FCPA, the Bribery Act and generally accepted accounting principles.
Furthermore, the Manager shall, and shall cause its subcontractors and its and their respective directors and employees who provide any Services, to strictly comply at all times with anti-bribery, anti-corruption, anti-terrorism, sanctions and anti-money laundering laws and regulations in any jurisdiction in which the Company engages in any activity contemplated by this Agreement, and shall strictly comply with the Golar Power Group's policies and procedures. The Manager shall cause a duly authorized officer to certify the Manager’s compliance with the provisions of this Clause 12 if and when requested by the Company.

13.	FURTHER ASSURANCE
Each Party will, at any time, do or procure to be done by a third party, so far as may be reasonably within its power and as may be reasonably requested of it, all acts or things and/or execute or procure the execution of all documents in a form satisfactory to the other Party as is or are required to give full effect to the provisions of this Agreement and the transactions intended to be effected pursuant to it.

14.	NOTICES

14.1
Any notice served by a Party may be delivered by hand or sent by first class, prepaid recorded delivery post marked for the attention of the other Party to the address set out in this Agreement or to any other address that the addressee may notify the other Party of in writing from time to time.

14.2	All notices under Clause 14.1 will be deemed duly served:

14.2.1	in the case of a notice delivered by hand, at the time of delivery;

14.2.2	in the case of a notice sent inland by first class, prepaid recorded delivery, two clear London business days after the date of despatch;

14.2.3	in the case of a notice sent overseas by recorded delivery airmail, seven business days (being business days in the place to which the notice is despatched) after the date of despatch;

14.2.4	Notices may be sent by e-mail, provided they are also delivered by hand or sent by post in accordance with Clause 14.2.

15.	THIRD PARTY RIGHTS

15.1
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 and the Parties do not intend that any third party rights are created by this Agreement.

16.	MISCELLANEOUS

16.1	Nothing in this Agreement create a partnership or joint venture relationship between the Parties.

16.2	This Agreement is binding upon and will enure for the benefit of the personal representatives of the Parties or the successors in title to or transferees of the Parties.

16.3	This Agreement sets out the entire agreement and understanding between the Parties and supersedes any previous agreements between them relating to the subject matter of this Agreement.

16.4
Each of the Parties acknowledge that in entering into this Agreement, it does not rely on, and will have no remedy in respect of, any statement, representation, assurance, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement.

16.5	If this Agreement is prepared in several parts, each of the Parties may execute one or more parts and all the executed parts will constitute one agreement.

16.6
No purported alteration of this Agreement or of any of the documents referred to in this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each Party.

16.7
Each provision of this Agreement is severable and distinct from the others. If any provision of this Agreement is or at any time becomes, to any extent, invalid, illegal or unenforceable under any enactment or rule of law in any jurisdiction, it will, to that extent, be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement will continue in full force and effect and their validity, legality and enforceability will not be affected or impaired.

16.8
If any provision of this Agreement is found to be invalid, illegal or unenforceable, but would be valid, legal or enforceable if some part of the provision were deleted or amended, that provision will apply with whatever modification(s) as are necessary to make it valid, legal and enforceable.

16.9	No Party is entitled to assign or otherwise transfer its rights or obligations under this Agreement.

17.	GOVERNING LAW AND ARBITRATION

17.1	This Agreement is governed by English law.

17.2
All disputes arising under or in connection with this Agreement shall be referred to arbitration in London. Arbitration shall be conducted in accordance with one of the following LMAA procedures applicable at the date of the commencement of the arbitration proceedings:-

(i)
where the amount claimed is less than USD 400,000, excluding interest, (or such other sum as the Parties may agree and subject to paragraph (ii) below), the reference shall be to a tribunal of three arbitrators and the arbitration shall be conducted in accordance with the LMAA Intermediate Claims Procedure;

(ii)
where the amount claimed is less than USD 100,000, excluding interest (or such other sum as the Parties may agree) the reference shall be to a sole arbitrator and the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure; and

(iii)
in any case where the LMAA procedures referred to above do not apply, the reference shall be to three arbitrators in accordance with the LMAA Terms current at the date of commencement of the arbitration proceedings.

For and on behalf of GOLAR MANAGEMENT LTD. /s/ Graham Robjohns Graham Robjohns Director	For and on behalf of GOLAR POWER LIMITED /s/Eduardo Antonello Eduardo Antonello CEO

Schedule 1

THE SERVICES

1.	BUDGETING - ACCOUNTING - REPORTING – AUDIT
The Manager shall be responsible for the preparation of such budgets, whether period or project based, as the Company shall require.
The Manager shall be responsible for the day-to-day accounting for the Company and shall, in this capacity, ensure that all accounting material is stored in line with such requirements as apply thereto.
The Manager shall prepare periodic and annual accounts and reports for the Company in such form as the Company shall require from time to time.
The Manager shall prepare and file all tax returns on behalf of the Company.
The Manager shall facilitate the annual and periodic audits of the accounts of the Company by the Company's auditor.
The Manager shall negotiate the terms subject to which the Company's auditors shall provide their services and present the same to the Company for approval.
In performing these services, the Manager shall also coordinate the budgeting, reporting, accounting and audit of the Golar Power Group as such and, in particular, consolidate all information within the Golar Power Group, whether in budgets, reports or accounts.

2.	FINANCING
The Manager shall assist the Company in all matters relevant to the financing of the Company's and the Golar Power Group's activities.
The Manager shall, within such general limits or pursuant to such authorities as the Company from time to time shall decide, obtain offers for loans and other financial credits required to finance the Company's and the Golar Group's activities, negotiate the same and present final terms to the Company for approval. The Company may issue general authorisations to the Manager to conclude credit transactions on the Company's behalf in which case all such transactions shall be immediately reported to the Company.
The Company shall, at the Manager's request, issue a specific power of attorney to the senior management of the Manager authorising them to obtain and negotiate loan offers on the Company's behalf.

3.	TREASURY FUNCTIONS
The Manager shall be authorised to operate the Company's bank accounts in accordance with such principles as the Company from time to time shall approve. The Manager shall, when specifically authorised to do so by the Company, open bank accounts in the Company's or such Subsidiary’s name and enter into account agreements and all such other contracts or agreements as shall be required for this purpose.
The Manager shall develop a cash management policy for the Golar Power Group, which shall be presented to and approved by the Company, and continuously review the same. The Manager shall furthermore ensure that such policy is implemented in accordance with its terms.
The Manager shall be authorised to collect all amounts due from third parties to the Company and shall be responsible for the establishment and implementation of efficient procedures for the purpose of collecting any overdue amounts.
The Manager shall settle the Company's debts to third parties as such fall due, always ensuring that amounts due as consideration for goods or services which do not meet required standards of quality or quantity are retained while pursuing a satisfactory solution to any dispute in relation thereto on the Company's behalf.
The Manager shall settle all inter-company accounts between the Company and other entities in the Golar Power Group and affiliated companies in accordance with such agreements and other basis for payments as shall be in existence from time to time.

4.	INTERNAL GUIDELINES AND POLICIES
The Manager shall develop and present to the Board such internal guidelines for the Company and the Golar Power Group as the Board shall require in relation to safety, environmental protection, ethical conduct, etc.
The Manager shall be responsible for the implementation of such guidelines as the Board shall approve and the continuous follow-up thereof.

M7534287/1/136287-001/EL        4